                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             THE CHUBB CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             THE CHUBB CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of The Chubb Corporation will be held at 15 Mountain View Road, Warren, New Jersey on April 26, 1994 at 11:00 A.M., local time, for the following purposes:

          1. To elect fifteen Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and shall qualify.

          2.  To approve the selection of independent auditors for the year
     1994.

          3. To approve The Chubb Corporation Annual Incentive Compensation Plan (1994), such Plan being set forth as Exhibit A to the accompanying Proxy Statement.

          4. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on March 7, 1994 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                      By order of the Board of Directors,

                                          HENRY G. GULICK
                                               Vice President and Secretary

Dated:  March 15, 1994
- --------------------------------------------------------------------------------

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE PROXY SUBMITTED HEREWITH, IN THE ENCLOSED ADDRESSED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                                PROXY STATEMENT
                               ------------------

                                                                  March 15, 1994

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of The Chubb Corporation to be voted at the Annual Meeting of Shareholders on April 26, 1994 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See "Voting, Solicitation of Proxies and Shareholder Proposals".

     A copy of the Corporation's Annual Report to Shareholders for 1993 has been previously mailed to all Shareholders. This Proxy Statement and Proxy are first being mailed to Shareholders on March 15, 1994.

     As of March 7, 1994, the record date for the determination of Shareholders entitled to vote at the Annual Meeting, 87,736,074 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

     THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF ITS COMMON STOCK ON SUCH RECORD DATE, UPON RECEIPT OF A WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE CHUBB CORPORATION TO THE ATTENTION OF HENRY G. GULICK, VICE PRESIDENT AND SECRETARY, 15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615.

     The Corporation is a holding company and is principally engaged, through subsidiaries, in the businesses of property and casualty insurance, life and health insurance and real estate development. Its principal subsidiaries are Chubb & Son Inc., Federal Insurance Company ("Federal"), Pacific Indemnity Company ("Pacific"), Vigilant Insurance Company ("Vigilant"), Great Northern Insurance Company ("Great Northern"), Chubb Insurance Company of Canada ("Chubb Canada"), Chubb Insurance Company of Australia, Limited, Chubb Insurance Company of Europe, S.A., Chubb Life

Insurance Company of America ("Chubb Life"), The Colonial Life Insurance Company of America, Chubb Sovereign Life Insurance Company and Bellemead Development Corporation ("Bellemead").

                             ELECTION OF DIRECTORS

     The following persons have been nominated by the Board of Directors to serve as Directors until the next Annual Meeting of Shareholders and until their respective successors shall be elected and shall qualify. All of the nominees were elected as members of the Board of Directors at the Annual Meeting in 1993. Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the number of Directors to be elected at fifteen. In the event that any of the nominees should be unable or unwilling to serve as a Director, it is intended that the Proxy will be voted for such person, if any, as shall be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a Director.

                             NOMINEES FOR DIRECTOR


    NAME      AGE(1)
    ----      ------

John C. Beck 62
     Managing Partner, Beck, Mack & Oliver, an investment counselling firm.
      Mr. Beck has been associated with Beck, Mack & Oliver since 1958 and first became a partner in 1962. He was a Director of Bellemead from 1984 to 1989. He first became a Director of the Corporation in 1988. Mr. Beck is also a Director of Russell Reynolds Associates, Inc.

Percy Chubb, III 59
     Vice Chairman of the Corporation since June 1986. Prior to his election
      as Vice   Chairman, Mr. Chubb had been an Executive Vice President since
      1981. He is also Vice Chairman of Chubb & Son Inc., Bellemead and Chubb Life, a Senior Vice President of Federal and Chairman of Chubb Canada. Mr. Chubb has been associated with Chubb & Son Inc. since 1958. He first became a Director of the Corporation in 1978.

Joel J. Cohen 56
     Managing Director, Investment Banking Department, and Director, Mergers
      and Acquisitions, Donaldson, Lufkin & Jenrette Securities Corporation since October 1989. Mr. Cohen was a consultant from February 1988 until
      October 1989. Mr. Cohen   had been General Counsel: Presidential Task
      Force on Market Mechanisms from November 1987 through January 1988 and a Partner of Davis Polk & Wardwell, attorneys, until September 1987. He had been associated with Davis Polk & Wardwell from 1963 until September 1987 and a Partner since 1969. He first became a Director of the Corporation in 1984. Mr. Cohen is also a Director of GTECH Holdings Corporation, Maersk, Inc., Maersk Line, Limited and Atlantic Pacific Marine Corporation.

    NAME      AGE(1)
    ----      ------

Henry U. Harder 69
     Retired. Prior to June 1988, Mr. Harder had been Chairman and Chief
      Executive Officer of the Corporation since 1981. Until June 1986, he had in addition been President and Chief Executive Officer since 1980. Mr. Harder had been associated with Chubb & Son Inc. since 1948. He first became a Director of the Corporation in 1974.

Robert V. Lindsay 68
     Former President and former Director of J. P. Morgan & Co. Incorporated and its wholly-owned subsidiary, Morgan Guaranty Trust Company of New York, and Chairman of the latter's International Council from 1987 to 1989. Mr. Lindsay had been associated with The Morgan Bank from 1949 until his retirement in 1986. He first became a Director of the Corporation in 1977. Mr. Lindsay is also a Director of Fishkill National Corp., The Fluor Corporation, Lomas Financial Corporation, J.P. Morgan (Suisse) S.A., Russell Reynolds Associates, Inc. and United Meridian Corporation and is Senior Advisor to Unibank Denmark A/S. Mr. Lindsay is also Chairman of the John Simon Guggenheim Memorial Foundation.

Thomas C. MacAvoy 66
     Professor of Business Administration, University of Virginia since 1988.
      He is a former Vice Chairman and Director of Corning, Inc. Mr. MacAvoy had been associated with Corning, Inc. from 1957 until his retirement in 1987. He first became a Director of the Corporation in 1981. Mr. MacAvoy is also a Director of Lubrizol Corporation and Quaker Oats Company.

Gertrude G. Michelson 68
     Senior Advisor, R.H. Macy & Co., Inc. ("Macy's") since September 1992.
      Prior to September 1992, Mrs. Michelson had been Senior Vice President of Macy's since 1981. Mrs. Michelson had been associated with Macy's since 1947. In January 1992, Macy's filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Mrs. Michelson first became a Director of the Corporation in 1974. Mrs. Michelson is also a Director of Macy's, General Electric Company, The Goodyear Tire and Rubber Company, Quaker Oats Company and The Stanley Works, Inc. Mrs. Michelson is a Governor of the American Stock Exchange and is Chairman-Emeritus of the Board of Trustees of Columbia University.

Dean R. O'Hare 51
     Chairman and Chief Executive Officer of the Corporation since June 1988.
      Prior to his election as Chairman, Mr. O'Hare had been President since 1986, an Executive Vice President since 1985 and a Senior Vice President since 1979. He is Chairman and President of Federal, Vigilant and Great Northern, and Chairman of Pacific, Chubb & Son Inc., Bellemead and Chubb Life. Mr. O'Hare has been associated with Chubb & Son Inc. since 1963. He first became a Director of the Corporation in 1984.

    NAME      AGE(1)
    ----      ------

Ernesta G. Procope 65
     President and Chief Executive Officer, E. G. Bowman Co., Inc., an insurance brokerage firm. Mrs. Procope has been associated with E. G. Bowman Co., Inc. since 1953. She first became a Director of the Corporation in 1977. Mrs. Procope is also a Director of Avon Products, Inc. and The Columbia Gas System, Inc. Mrs. Procope is a Trustee of Adelphi University and Cornell University.

Warren B. Rudman 63
     Partner, Paul, Weiss, Rifkind, Wharton & Garrison, attorneys, since
      January 5, 1993. Prior to January 5, 1993, Senator Rudman had been a United States Senator from New Hampshire since 1980. Senator Rudman first became a Director of the Corporation in 1993. He is also a Director of Dreyfus Corporation and Raytheon Company. Senator Rudman is also Vice Chairman of the President's Foreign Intelligence Advisory Board and of the Federal Reserve Bank of Boston, Co- Chairman of the Concord Coalition and a Trustee of Boston College and serves on the Senior Advisory Board of the Institute of Politics of the John F. Kennedy School of Government at Harvard University.

Sir David G. Scholey, CBE 58
     Chairman, S. G. Warburg Group plc, an investment banking firm, since
      1985. He first became a Director of the Corporation in 1991. Sir David is also a Director of S. G. Warburg Group plc, Bank of England, British Telecommunications plc and the General Electric Company, plc. Sir David is a Governor of the British Broadcasting Corporation, the National Institute of Economic and Social Research and the London School of Economics and Political Science, and a Trustee of the Glyndebourne Arts Trust and The National Portrait Gallery.

Lawrence M. Small 52
     President and Chief Operating Officer, Federal National Mortgage
      Association ("Fannie Mae") since February 1992. Prior to September 1991, when Mr. Small started with Fannie Mae, he had served as Vice Chairman and Chairman of the Executive Committee, Citicorp and Citibank, N.A. since January 1990. Prior to assuming that position, Mr. Small had been Sector Executive since 1985, responsible for Citicorp's and Citibank's Institutional Bank, which manages their global corporate banking activities. He had been associated with Citibank since 1964. He first became a Director of the Corporation in 1989. Mr. Small is a Director of Fannie Mae and Paramount Communications, Inc. Mr. Small is also a Trustee of Morehouse College and New York University Medical Center and Trustee-Emeritus of Brown University.

Richard D. Smith 65
     President of the Corporation. Prior to becoming President in June 1988,
      Mr. Smith had been an Executive Vice President since 1986 and a Senior Vice President since 1983. Mr. Smith had also served as President of Chubb & Son Inc. from 1986 through 1993. He is also a Managing Director of Chubb & Son Inc. and a Senior Vice President of Federal. Mr. Smith has been associated with Chubb & Son Inc. since 1952. He first became a Director of the Corporation in 1989.

    NAME      AGE(1)
    ----      ------

Robert G. Stone, Jr. 71
     Chairman, Kirby Corporation since 1983. He first became a Director of the Corporation in 1972. Mr. Stone is a Director of Kirby Corporation, Core Industries, Inc., Corning, Inc., First Boston Investment Funds, Inc., BHP Company, The Japan Fund, Inc., NovaCare, The Pittston Company, Russell Reynolds Associates, Inc., Scudder Gold Fund, Inc., Scudder International Fund, Inc., Scudder New Asia Fund, Inc., Tandem Computers, Incorporated and Tejas Gas Corporation. He is also a Fellow of Harvard College.

Richard D. Wood 67
     Former Chairman of the Board, Eli Lilly and Company from 1973 until his retirement in June 1993. Mr. Wood also served as President and Chief Executive Officer until November 1991. Eli Lilly and Company is a research-based corporation that develops, manufactures and markets pharmaceuticals, medical instruments, diagnostic products and animal health products. Mr. Wood had been associated with Eli Lilly and Company since 1950. He first became a Director of the Corporation in 1990. Mr. Wood is a Director of Eli Lilly and Company, Amoco Corporation, Chemical Banking Corporation, Chemical Bank and Dow Jones & Company, Inc. He is Vice Chairman of the Advisory Board of CID Equity Partners and is also a Trustee of DePauw University, the Indianapolis Museum of Art and Chairman of the Indiana State Symphony Society.


- ------------------

     (1) As of April 26, 1994.

BENEFICIAL SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists beneficial ownership of the Corporation's Common Stock by Directors, the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer, and Directors and executive officers as a group in accordance with the definitions adopted by the Securities and Exchange Commission under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. No Director or officer beneficially owns as much as one half of 1% of the outstanding Common Stock, except for Mr. Chubb, whose beneficial ownership reflected in the table is 1.5%.


                                                          NUMBER OF
                                                          SHARES OF
                                                        COMMON STOCK
                                                        BENEFICIALLY
                                                           OWNED
                                                          MARCH 7,
                        NAME                              1994(1)
- ----------------------------------------------------- ---------------
John C. Beck..........................................      30,691(2)
Percy Chubb, III......................................   1,381,390(3)(17)(18)
Joel J. Cohen.........................................      12,450(6)
Henry U. Harder.......................................      58,222(5)(8)
Robert V. Lindsay.....................................      13,350(7)
Thomas C. MacAvoy.....................................      10,450(5)
Gertrude G. Michelson ................................      12,450(7)
Dean R. O'Hare........................................      96,432(9)(17)(18)
Ernesta G. Procope....................................      13,704(7)(11)
Warren B. Rudman......................................       2,100(4)
Sir David G. Scholey, CBE.............................       4,150(12)
Lawrence M. Small ....................................      10,400(6)(13)
Richard D. Smith......................................      51,543(14)(17)(18)
Robert G. Stone, Jr. .................................      19,950(7)(15)
Richard D. Wood.......................................       6,500(5)
Michael O'Reilly......................................      26,607(10)(18)
John F. Swope.........................................      63,433(16)(17)(18)
Directors and Executive Officers as a group ..........   2,035,533(19)
- ---------------
     (1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

     (2) Includes 18,691 shares held in accounts managed by Beck, Mack & Oliver, of which Mr. Beck disclaims beneficial ownership, and 10,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (3) Includes 112,450 shares held by trusts for Mr. Chubb's benefit, 9,542 shares owned by a member of Mr. Chubb's family who lives in his home, 1,404 shares held in trusts of which a member of Mr. Chubb's family who lives in his home is trustee, 1,107,151 shares owned by the Victoria Foundation Inc., of which Mr. Chubb is President and one of thirteen trustees, 21,350 shares which Mr. Chubb has the right to purchase within 60 days under the Stock Option Plan
(1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992) and 290 shares which Mr. Chubb has the right to purchase within 60 days under the Stock Purchase Plan (1989). Mr. Chubb disclaims beneficial ownership of 1,118,097 of such shares.

     (4) Includes 2,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (5) Includes 6,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (6) Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (7) Includes 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (8) Includes 4,000 shares held in a trust of which Mr. Harder is a trustee and 3,602 shares owned by a member of Mr. Harder's family who lives in his home. Mr. Harder disclaims beneficial ownership of all of such shares.

     (9) Includes 480 shares held by Mr. O'Hare as custodian for his children who live in his home, 38,942 shares which Mr. O'Hare has the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992) and 290 shares which Mr. O'Hare has the right to purchase within 60 days under the Stock Purchase Plan (1989). Mr. O'Hare disclaims beneficial ownership of 480 of such shares.

     (10) Includes 19,400 shares which Mr. O'Reilly has the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992).

     (11) Includes 314 shares held by Mrs. Procope under the Corporation's Dividend Reinvestment Plan.

     (12) Includes 50 shares owned by a member of Sir David Scholey's family who lives in his home, of which Sir David disclaims beneficial ownership, and 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (13) Includes 1,400 shares owned by a member of Mr. Small's family who lives in his home. Mr. Small disclaims beneficial ownership of all of such shares.

     (14) Includes 11,500 shares which Mr. Smith has the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992).

     (15) Includes 4,500 shares held in a trust of which Mr. Stone is a trustee and a beneficiary and 3,000 shares owned by a member of Mr. Stone's family who lives in his home. Mr. Stone disclaims beneficial ownership of 3,000 of such shares.

     (16) Includes 27,000 shares which Mr. Swope has the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992) and 290 shares which Mr. Swope has the right to purchase within 60 days under the Stock Purchase Plan (1989).

     (17) Includes 4,955, 8,029, 6,533 and 3,983 shares which Messrs. Chubb, O'Hare, Smith and Swope, respectively, may acquire within 60 days by the conversion of convertible debentures issued pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (1992).

     (18) Includes 736, 736, 739, 736 and 615 shares which were allocated to Messrs. Chubb, O'Hare, O'Reilly, Smith and Swope, respectively, pursuant to The Chubb Corporation Employee Stock Ownership Plan (the "ESOP").

     (19) Such shares include the shares reflected above as to which Messrs. Beck, Chubb, Harder, O'Hare, Scholey, Small and Stone disclaim beneficial ownership, 10,525 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 6,489 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP, 103,948 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992), 1,920 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the Stock Purchase Plan (1989), 4,269 shares which executive officers other than those listed in the table above have the right to acquire within 60 days by conversion of convertible debentures issued pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (1992) and 6,377 shares represented by 1,271 units in the Corporation Stock Fund of the Capital Accumulation Plan which are beneficially owned by five executive officers other than those listed in the table above, and shares owned by Messrs. Emil Mosbacher, Jr. and Frederic L.

Rockefeller, two Directors not standing for re-election having reached mandatory retirement age. Mr. Mosbacher beneficially owned 20,500 shares of Common Stock including 2,000 shares which he has the right to acquire within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992) and 4,000 shares held by the Emil Mosbacher, Jr. Foundation, of which Mr. Mosbacher is an officer and trustee. Mr. Rockefeller beneficially owned 12,450 shares of Common Stock including 12,000 shares which he has the right to acquire within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992). All Directors and Executive Officers as a group own 2.3% of the outstanding Common Stock.

     Messrs. Cohen, Scholey and Small and Mrs. Procope are each affiliated with organizations that did business with the Corporation and its subsidiaries during 1993. See "Compensation Committee Interlocks and Insider Participation" and "Transactions with Directors and Their Associates".

CERTAIN SHAREHOLDERS

     As of March 7, 1994, Sun Alliance Group plc ("Sun Alliance") (at 1 Bartholomew Lane, London, EC2N 2AB, England) held 4,491,958 shares of Common Stock of the Corporation (approximately 5.1% of the outstanding Common Stock at March 7, 1994). Sun Alliance has reported that it holds such shares for the purpose of investment.

     The Board of Directors knows of no other beneficial owner of five percent or more of the Corporation's Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of the Corporation. See "Transactions with Certain Shareholders".

AUDIT, ORGANIZATION & COMPENSATION AND NOMINATING COMMITTEES

     The Board of Directors has an Audit Committee, an Organization & Compensation Committee and a Nominating Committee.

     The Audit Committee is composed of Messrs. Small (Chairman), Mosbacher (a Director not standing for re-election), Scholey and Wood and Mmes. Michelson and Procope. No officer of the Corporation or of any of its subsidiaries may serve on the Audit Committee. In 1993, the Committee met four times. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Corporation and, to the extent the Committee deems appropriate, of the Corporation's subsidiaries; meeting with the Corporation's independent auditors to review their reports on their audits of the Corporation's accounts, their comments on the internal accounting controls and internal audit procedures of the Corporation and the action taken by management with regard to such comments; and recommending annually to the Board of Directors the appointment of the Corporation's independent auditors. The Committee has the power at its discretion to order interim and surprise audits and to perform such other duties as may be assigned to it from time to time by the Board of Directors.

     The Organization & Compensation Committee is composed of Messrs. Lindsay (Chairman), Cohen, Small and Wood and Mrs. Michelson. No officer of the Corporation or any of its subsidiaries may serve on the Organization & Compensation Committee. In 1993, the Committee met five times. The Committee monitors the performance and oversees the promotion of the senior executive officers of the Corporation and its principal operating subsidiaries and periodically consults with the Chief Executive Officer and other members of senior management regarding the development of qualified replacements to succeed key executives and other aspects of succession planning. The Committee determines overall compensation policy for senior management of the Corporation, recommending to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate. Any action to be taken with regard to the salary of any employee of the Corporation or any of its subsidiaries, which is in excess of certain amounts, is subject to ratification by the Committee. In addition, the Committee performs functions pursuant to The Chubb Corporation Director's Charitable Award Program, The Chubb Corporation Long-Term Stock Incentive Plan (1992) (the "Long-Term Stock Incentive Plan"), the Annual Incentive Compensation Plan (1984), The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan, the Stock Purchase Plan (1989) and the Stock Option Plan (1984) and ratifies certain awards made pursuant to incentive or bonus plans of subsidiaries of the Corporation.

     The Nominating Committee is composed of Mrs. Michelson (Chairperson) and Messrs. Cohen and Lindsay. The Committee seeks out, evaluates and recommends qualified nominees for election as Directors and makes recommendations concerning the size and composition of the Board. In 1993, the Committee met once. The Committee will consider Shareholder recommendations for Director upon receipt of appropriate biographical information and confirmation of the proposed nominee's bona fide intent to serve on the Board of Directors if nominated and elected. For additional information on this process, Shareholders should write to Henry G. Gulick, Vice President and Secretary, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

DIRECTORS' ATTENDANCE

     In fiscal year 1993, there were five meetings of the Board of Directors of the Corporation. All of the incumbent Directors attended 75% or more of the aggregate of their respective Board and Committee meetings, except for Senator Rudman and Sir David Scholey, whose attendance was 63% and 44%, respectively.

DIRECTORS' COMPENSATION

     All Directors of the Corporation are also directors of three of the Corporation's subsidiaries: Federal, Vigilant and Chubb Life. Certain of the Corporation's Directors are also directors of other subsidiaries of the Corporation. It is the practice of the Corporation's Board of Directors to hold concurrent meetings with the Boards of Directors of Federal, Vigilant and Chubb Life.

     Each Director receives an annual stipend in the amount of $25,000, all of which is paid by the Corporation. In addition, a meeting fee of $1,000 is paid to Directors for each meeting of the Board of Directors attended, of which the Corporation, Federal, Vigilant and Chubb Life each pay $250. Directors receive a fee of $1,000 for each Committee meeting attended. In those instances where Committees of the Corporation, Federal, Vigilant and Chubb Life meet concurrently, each shares proportionately in the payment of the fee. In addition, members of the Finance Committee, the Executive Committee, the Organization & Compensation Committee, the Audit Committee and the Pension and Profit Sharing Committee receive an annual stipend from the Corporation of $5,000. The Chairmen of the Audit Committee and of the Organization & Compensation Committee receive annual stipends from the Corporation of $10,000 for service on those committees in lieu of the foregoing committee stipends. Members of the Life Advisory Committee of Chubb Life receive an annual stipend of $5,000 in addition to a fee of $1,000 for each Committee meeting attended, both of which are paid by Chubb Life. Directors who are officers of the Corporation receive meeting fees for attendance at Directors' meetings only and do not receive stipends or fees for Committee meetings.

     For the year 1993, Messrs. Chubb, Harder and O'Hare also received directors' fees from certain subsidiaries of the Corporation totalling $2,000, $4,500 and $2,000, respectively.

     Pursuant to the Deferred Compensation Plan for Non-Employee Directors adopted by the Corporation in 1987, Directors may elect to defer, until a date specified, receipt of all or a portion of their compensation. This plan provides that, in addition to a Cash Account upon which amounts deferred earn interest compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, amounts deferred may also be allocated to a Market Value Account, the value of which is based upon the market value of the Corporation's Common Stock from time to time, a Shareholder's Equity Account, the value of which is based upon the book value of the Corporation's Common Stock established on an annual basis, or a combination of such accounts. At March 7, 1994, deferred compensation accounts were maintained for seven Directors, six of whom are currently deferring compensation pursuant to this plan. For 1993, Directors deferred receipt of $315,000 of compensation from the Corporation and its subsidiaries. At December 31, 1993, the aggregate account values reflecting

Directors' deferrals and earnings on such deferrals were as follows: $1,857,876 for the Market Value Account, $481,022 for the Shareholder's Equity Account and $16,361 for the Cash Account.

DIRECTOR'S CHARITABLE AWARD PROGRAM

     Effective January 1, 1992, the Corporation established the Director's Charitable Award Program. Under the Program, which is administered by the Organization & Compensation Committee, each non-employee Director following his or her first election to the Board of Directors by Shareholders may recommend that the Corporation direct one or more charitable contributions totalling $500,000 to eligible tax exempt organizations. Generally, eligible Directors are paired, and contributions are made to the organizations selected by a Director upon the death of the second paired Director. At March 7, 1994, all eligible Directors were participating in the Program. The Program may be funded by the Corporation through, among other vehicles, the purchase of life insurance policies on the lives of the Directors. Individual Directors derive no financial benefit from this Program since all charitable deductions accrue solely to the Corporation. The Program may be terminated at any time by the Organization & Compensation Committee.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Chubb Corporation Stock Option Plan for Non-Employee Directors (1988) was adopted by the Board of Directors and approved by Shareholders in 1988 and was amended, extended and renamed The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992) (the "1992 Non-Employee Directors Plan") by the Board of Directors and approved by Shareholders in 1992. The 1992 Non-Employee Directors Plan provides that an aggregate of 300,000 shares of Common Stock of the Corporation are available for issuance upon exercise of options granted thereunder. The 1992 Non-Employee Directors Plan shall terminate on the day following the 1996 Annual Meeting of Shareholders.

     The 1992 Non-Employee Directors Plan is administered by the Board of Directors. Only Eligible Directors, as defined, are eligible for grant of options under the 1992 Non-Employee Directors Plan. There are currently fourteen Eligible Directors. As of the date of each Annual Meeting that occurs while the 1992 Non-Employee Directors Plan is in effect, each individual who is then an Eligible Director will be granted an option to purchase 2,000 shares of Common Stock of the Corporation. The purchase price per share of the Common Stock deliverable upon exercise of the option shall be 100% of the fair market value per share of Common Stock on the day the option is granted.

     Options granted under the 1992 Non-Employee Directors Plan are nonstatutory options. The options shall be exercisable in whole or in part at all times after the date of grant. All outstanding options held by an optionee shall be automatically cancelled upon termination of the optionee's service as an Eligible Director, except for terminations due to retirement and under certain other specified circumstances.

     In the case of certain mergers, consolidations or combinations of the Corporation with or into other corporations, or in the event of a Change of Control of the Corporation, as defined, the holder of each option then outstanding shall (unless the Board of Directors determines otherwise) have the right to receive on the date or effective date of such event a cash payment in an amount calculated as set forth in the 1992 Non-Employee Directors Plan.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

I.  SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                        COMPENSATION
                                                                    ---------------------
                                                                      AWARDS
                                                                    ----------
                                                                    SECURITIES   PAYOUTS      ALL
                                           ANNUAL COMPENSATION      UNDERLYING   --------    OTHER
                                        --------------------------   OPTIONS/      LTIP     COMPEN-
      NAME AND PRINCIPAL POSITION       YEAR   SALARY(1)  BONUS(2)   SARS(3)     PAYOUTS(4) SATION(5)
- --------------------------------------- -----  --------   --------  ----------   --------   --------
Dean R. O'Hare......................... 1993   $735,270   $661,275      12,000   $250,113   $121,958
 Chairman and Chief                     1992    733,423    644,572      12,000    478,400    139,158
 Executive Officer                      1991    657,924    831,054      11,000    537,178    121,748

Richard D. Smith....................... 1993    477,308    499,277       8,200    175,079     80,873
 President                              1992    466,039    459,646       8,000    363,584     88,887
                                        1991    422,270    591,205       7,500    358,140     79,163

Percy Chubb, III....................... 1993    326,001    269,285       4,500    100,045     48,897
 Vice Chairman                          1992    327,193    259,734       4,500    200,928     54,839
                                        1991    302,155    369,429       4,500    227,890     52,873

John F. Swope.......................... 1993    244,231    241,526       4,000     84,450     38,094
 Executive Vice President               1992    244,039    215,849       4,000    191,360     38,584
                                        1991    223,462    254,898       3,800    211,649     19,780

Michael O'Reilly....................... 1993    253,178    144,432       4,500     60,000     44,425
 Senior Vice President                  1992    247,893    130,000       4,300     41,333     41,013
                                        1991    220,678    128,323       4,200     11,666     32,725

- ---------------

(1) Includes directors fees for 1993, 1992 and 1991 of $7,000, $6,500 and $6,000 for Mr. O'Hare, $5,000, $4,500 and $4,000 for Mr. Smith and $7,000, $7,000
    and $6,000 for Mr. Chubb.

(2) Includes for Messrs. O'Hare, Smith and Chubb amounts paid for such years under the Annual Incentive Compensation Plan (1984) and for 1991 under the Profit Sharing Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (1987) (the "Profit Sharing Plan (1987)"), and for 1993 the special 1% payment detailed on page 23 and for Mr. Swope amounts paid for such years under the Chubb LifeAmerica Incentive Compensation Plan and The Profit Sharing Plan of Chubb America Service Corporation and Participating Affiliates and for Mr. O'Reilly amounts paid for such years under the annual segment of The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan") and for 1991 under the Profit Sharing Plan (1987) and for 1993 the special 1% payment detailed on page 23 and also includes for Messrs. O'Hare, Smith, Chubb and Swope amounts paid for such years in settlement of equity share awards under the Long-Term Stock Incentive Plan. Payments in settlement of equity share awards were made partly in cash and partly in convertible debentures. The convertible debentures are subordinated to the Corporation's other indebtedness, and are convertible into shares of the Corporation's Common Stock at a conversion price which is equal to the fair market value of such stock on the date of issuance of the convertible debenture. The debentures have a ten year term and bear a market rate of interest fixed on the date of issuance. If the executive terminates employment prior to five years after the issuance of a debenture, the debenture, or the shares if conversion has occurred, are forfeited except for certain specified terminations. The debentures are nontransferable except in the event of death. Shares received upon conversion are also nontransferable (except in the case of death) for a period of five years after the date of conversion. Amounts reported for 1991 and 1992 have been restated to reflect equity share award amounts previously reported under the "LTIP Payouts" column.

(3) Includes options granted in such years under the Long-Term Stock Incentive Plan.

(4) Includes for Messrs. O'Hare, Smith, Chubb and Swope payments made in settlement of performance share awards for the three year periods ended December 31, 1991, 1992 and 1993 under the Long-Term Stock Incentive Plan. Payments for 1993 reflect an adjustment for the 1993 third quarter charge described on page 21. The amounts reported for 1991 and 1992 have been restated to reflect the deletion of the equity share award amounts previously reported under the "LTIP Payouts" column and now included in the "Bonus" column. For Mr. O'Reilly, includes deferred payments under the long-term segment of the Investment Department Incentive Plan paid in 1991, 1992 and 1993 for performance periods ended December 31, 1987, 1988 and 1989, respectively.

(5) Includes allocations of $48,691, $52,147 and $46,987 for 1993, 1992 and 1991
    under the qualified Capital Accumulation Plan and the Capital Accumulation Plan benefit equalization plan for Mr. O'Hare, $32,053, $33,699 and $30,718 for Mr. Smith, $19,121, $21,193 and $20,633 for Mr. Chubb, $14,530 in 1993
    and $14,761 in 1992 for Mr. Swope and $17,288, $16,143 and $12,880 for Mr.
    O'Reilly and allocations of $73,267, $87,011 and $74,761 for 1993, 1992 and 1991 under the ESOP qualified plan and the ESOP excess plan for Mr. O'Hare, $48,820, $55,188 and $48,445 for Mr. Smith, $29,776, $33,646 and $32,240 for
    Mr. Chubb, $23,564, $23,823 and $19,780 for Mr. Swope, and $27,137, $24,870
    and $19,845 for Mr. O'Reilly.

II.  OPTIONS/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                    POTENTIAL REALIZED
                             ---------------------------------------------------          VALUE
                                             % OF                                   AT ASSUMED ANNUAL
                                             TOTAL                                        RATES
                              NUMBER OF    OPTIONS/                                  OF STOCK PRICE
                             SECURITIES      SARS                                   APPRECIATION FOR
                             UNDERLYING   GRANTED TO   EXERCISE                      OPTION TERM(3)
                              OPTIONS/     EMPLOYEES    OR BASE                   ---------------------
                                SARS       IN FISCAL     PRICE      EXPIRATION
            NAME             GRANTED(1)     YEAR(2)    PER SHARE       DATE          5%         10%
- ---------------------------- -----------  -----------  ---------  --------------  --------   ----------
Dean R. O'Hare..............    12,000        1.77%    $ 83.5625  June 9, 2003    $630,624   $1,598,125
Richard D. Smith............     8,200        1.21     $ 83.5625  June 9, 2003     430,926    1,092,052
Percy Chubb, III............     4,500         .66     $ 83.5625  June 9, 2003     236,484      599,297
John F. Swope...............     4,000         .59     $ 83.5625  June 9, 2003     210,208      532,708
Michael O'Reilly............     4,500         .66     $ 83.5625  June 9, 2003     236,484      599,297

- ---------------

(1) The number of shares for each person represents a stock option granted under the Long-Term Stock Incentive Plan without a related stock appreciation right. These options are exercisable for 50% of the number of shares shown on June 11, 1994 and 50% on June 11, 1995. The exercise price for each stock option is the fair market value of the Corporation's Common Stock on the date of grant.

(2) Based on total grants during the year of 678,461 shares.

(3) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of the Corporation's Common Stock.

III.  AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END
      OPTION/SAR VALUE TABLE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF
                                                               SECURITIES
                                                               UNDERLYING       VALUE OF UNEXERCISED
                                                               UNEXERCISED          IN-THE-MONEY
                                                              OPTIONS/SARS          OPTIONS/SARS
                                                                AT FY-END           AT FY-END(1)
                                                              -------------     --------------------
                             SHARES ACQUIRED      VALUE       EXERCISABLE/          EXERCISABLE/
           NAME                ON EXERCISE       REALIZED     UNEXERCISABLE        UNEXERCISABLE
- ---------------------------  ---------------     --------     -------------     --------------------
Dean R. O'Hare.............           0                 0     38,942/18,000       $  964,675/$68,625
Richard D. Smith...........           0                 0     11,500/12,200           91,688/ 45,750
Percy Chubb, III...........       4,000          $170,405     21,350/ 6,750          661,031/ 25,734
John F. Swope..............       4,500           316,406     27,000/ 6,000          959,831/ 22,875
Michael O'Reilly...........       1,400            78,050     19,400/ 6,650          592,317/ 24,591

- ---------------

(1) Based on a value per share at December 31, 1993 of $78.1875.

IV.  LONG-TERM INCENTIVE PLAN AWARDS TABLE

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                      PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS
                                        NUMBER OF      OTHER PERIOD     UNDER NON-STOCK PRICE-BASED
                                      SHARES, UNITS       UNTIL             PLANS (UNITS OR $)
                                        OR OTHER      MATURATION OR    -----------------------------
                NAME                    RIGHTS(1)         PAYOUT       THRESHOLD   TARGET    MAXIMUM
- ------------------------------------  -------------   --------------   ---------   -------   -------
Dean R. O'Hare......................       4,000          1993-95        2,000       4,000    6,000
Richard D. Smith....................       2,700          1993-95        1,350       2,700    4,050
Percy Chubb, III....................       1,350          1993-95          675       1,350    2,025
John F. Swope.......................       1,400          1993-95          700       1,400    2,100
Michael O'Reilly....................       1,200          1993-95          600       1,200    1,800
                                         $80,000(2)       1993-96        --        $80,000     --

- ---------------
(1) Includes performance share awards granted under the Corporation's Long-Term Stock Incentive Plan in 1993 with respect to the three year performance cycle ending December 31, 1995. The number of shares earned is dependent on the achievement of a specified earnings per share target established by the Organization & Compensation Committee for the three year period. Settlement of the awards may be in shares or cash or a combination of both in the discretion of the Organization & Compensation Committee. Pursuant to recently proposed regulations under Section 162(m) of the Internal Revenue Code (the "Code"), since these awards were granted after February 17, 1993, under agreements that do not satisfy all of the requirements of these regulations, payments of these awards to "covered employees" earning in excess of $1 million would not qualify for tax deductibility. Accordingly, these awards were cancelled and replaced on March 3, 1994 with revised performance share awards having a two year cycle ending December 31, 1995 which are intended to qualify for deductibility under Section 162(m) of the Code.

(2) Includes for Mr. O'Reilly a deferred award granted in 1993 under the Long-Term Segment of the Investment Department Incentive Plan. This award is based on investment results for the five year period ended December 31, 1992 and is scheduled to be paid in 1996.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Organization & Compensation Committee Report on pages 20 through 26 shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                     AMONG THE CORPORATION'S COMMON STOCK,
        THE STANDARD & POOR'S 500 STOCK INDEX AND THE STANDARD & POOR'S
                          PROPERTY AND CASUALTY INDEX

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            CHUBB         S&P 500*        S&P P&C*
    ---------------------            -----         --------        --------
            1988                      100             100             100
            1989                      169             132             146
            1990                      198             128             143
            1991                      288             166             179
            1992                      339             179             209
            1993                      303             197             206

- ---------------
* Assumes that the investment in the Corporation's Common Stock and each index was $100 on December 31, 1988 and that all dividends were reinvested.

                   ORGANIZATION & COMPENSATION COMMITTEE REPORT

  EXECUTIVE OFFICER COMPENSATION POLICIES

     The Corporation's executive compensation program is designed to align Shareholder interests with business strategy, company values and management initiatives. It is based on the following four principles: (i) to link the interests of management with those of Shareholders by making a substantial portion of executive compensation depend upon the Corporation's financial performance and by encouraging stock ownership in the Corporation, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives, and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     The keystone of the Corporation's compensation program is to pay for performance. Other than base salary, all major elements of the Corporation's executive compensation program vary directly with both corporate and individual performance. A position evaluation program establishes grade levels among all positions reflecting the importance and value of each position to the Corporation. A position's grade level determines a range of values within which the executive's compensation is administered.

     Executive officers' compensation includes: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees of the Corporation and its subsidiaries including profit sharing plans, pension plans, a stock purchase plan and an employee stock ownership plan, all of which allocate payments generally based on an individual's level of annual cash compensation.

     In 1993, the Organization & Compensation Committee of the Board of Directors (the "Committee") engaged an independent compensation consulting firm for an assessment of the appropriateness and effectiveness of the Corporation's executive compensation program. The consultant concluded that the program is effective in linking executives' and Shareholders' interests and that the overall compensation program is competitive and supports the Corporation's compensation strategy.

     It is the general policy of the Corporation that executive officer compensation qualify for tax deductibility under the recently proposed regulations under Section 162(m) of the Internal Revenue Code, which was added by the 1993 Omnibus Budget Reconciliation Act ("OBRA"). Under Section 162(m), which became effective January 1, 1994, in order to qualify for tax deductibility, payment of compensation in excess of $1 million to the chief executive officer and the four other highest paid executive officers must be made in accordance with performance criteria disclosed to and approved by

Shareholders and pursuant to pre-established arrangements which, among other things, limit the exercise of discretion to increase the awards beyond the limits initially set. The Committee believes that mathematical formulas cannot always anticipate and fairly address every situation which may arise. For this reason, the Committee has historically retained the authority to adjust compensation awarded in light of extraordinary, unusual or non-recurring events. The Committee continues to believe that this reservation of authority, and its exercise under appropriate circumstances, operates in the best interests of the Corporation and its Shareholders even though in exercising such authority, compensation might not be deductible.

CONSIDERATIONS UNIQUE TO 1993

     In 1993, the Corporation reported in the third quarter a net charge to income of $357.5 million after taxes (the "third quarter charge") relating to two unrelated events. First, the Corporation's subsidiary, Pacific Indemnity Company, entered into agreements with Fibreboard Corporation, Continental Casualty Corporation and attorneys representing claimants against Fibreboard to settle asbestos-related litigation (the "Fibreboard settlement"). The Fibreboard settlement relates to an insurance policy issued to Fibreboard Corporation by Pacific Indemnity Company in 1956, more than ten years prior to the Corporation's acquisition of Pacific Indemnity. Second, property and casualty insurance subsidiaries of the Corporation intend to exercise their option to commute a medical malpractice reinsurance agreement as of December 31, 1995 which will result in a return premium to these subsidiaries. Such return premium was recognized in 1993. Because of the third quarter charge, the application of formulas previously established under a number of the Corporation's incentive compensation plans, specifically the Profit Sharing Plan (1987), the Annual Incentive Compensation Plan (1984) and the performance share and equity share/convertible debenture features of the Long-Term Stock Incentive Plan would not have provided for any payments being made to most executive officers and other employees of the Corporation and its subsidiaries in 1993. The Committee believes that such a result is not appropriate in light of the outstanding results achieved by the Corporation in 1993 excluding the third quarter charge. Consequently, the Committee availed itself of the provisions of the plans permitting the Committee to adjust plan formulas in recognition of unusual events affecting the Corporation and in so doing reduced or eliminated the effects of the third quarter charge. This reduction or elimination is detailed below.

ANNUAL CASH COMPENSATION

     Amounts paid as base salary, including merit salary increases, are determined by the executive's performance, placement in the salary range established for the executive's position and the salaries offered in the industry for comparable positions. Outside independent consultants are periodically used to gather and analyze industry comparisons of salary data to insure that the salary ranges used in the compensation program are competitive for comparable positions. The Committee monitors and approves changes in base salary for senior executive officers (including the executive officers named in the Summary Compensation Table). Promotional salary increases reflect the executive's movement from one grade level to another and are granted when earned.

     The Committee sets and approves the formulas which establish the amounts available for annual incentive awards. In 1993, incentive awards paid to most executive officers were determined under the Annual Incentive Compensation Plan
(1984). This formula measures the Corporation's performance, including combined loss and expense ratio ("combined ratio"), net income and return on equity against the results of an industry comparison group. Net income under this formula is the Corporation's investment income arising from the property and casualty insurance business and underwriting profit or loss from that business. Each year the Committee approves goals for the combined ratio and net income based on the outlook for business conditions that year. After the close of business each year, the formula takes into account how well the Corporation performed against its own goals and how well it performed against an industry comparison group's average combined ratio and return on equity. Included in this industry comparison group are those companies which comprise the Standard & Poor's Property and Casualty Index used in the Performance Graph on page 19 (except for a reinsurance company included in this index) as well as seven other insurance companies against which the Corporation has over time compared itself.

     The annual incentive pool actually paid is determined by weighing the combined ratio result as well as the net income and return on equity results to generate a total award pool under the Plan. A percent is applied to the target dollar award pool for each job grade to develop a final cash award pool. The pool can range from 0% to 150% of the target dollar award for all participants covered by the Plan.

     Amounts actually paid for annual incentive awards to executives are based on the executive's individual performance and salary grade midpoint. Where applicable, individual performance is judged on the following considerations: profit, growth, expense control, productivity, leadership, staff development, diversity management, performance/compensation management, innovation, collaboration and internal/external customer service. Awards are approved by the Committee based upon recommendations by management after year end. Over the past few years, annual cash compensation has been administered to slow the growth in base salaries and place a greater proportion of the executive's annual cash compensation at risk through the variable amounts available for an annual incentive award.

     As noted above, for 1993, the Committee, in accordance with the terms of the Plan, modified the annual incentive award formula by eliminating the effect of the third quarter charge from the formula.

Awards payable to executive officers and other senior officers under this modified formula were then reduced by amounts ranging from 10% to 30%, with the most senior executives receiving the largest reductions.

     The terms of the Profit Sharing Plan (1987) precluded a payment under the plan for 1993. For the reasons set forth above and because the plan covers most employees, the Committee determined that it was appropriate to provide all eligible employees (including executive officers) with a one time payment equal to an amount which would have been paid under the Profit Sharing Plan (1987) if the third quarter charge was excluded from the plan's payment formula. The amount of this bonus paid to employees was one percent (1%) of eligible employee compensation.

     Other annual cash incentive plans in which certain executive officers participate include the Bellemead Development Corporation Incentive Compensation Plan (the "Bellemead Incentive Plan"), the Chubb LifeAmerica Incentive Compensation Plan (the "Chubb Life Incentive Plan"), and The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan"). The Bellemead Incentive Plan and the Chubb Life Incentive Plan are each based on a formula which measures the achievement of actual net income against planned net income. The Investment Department Incentive Plan provides both annual and long-term cash awards which are competitive with those provided by similar financial institutions, including property and casualty insurance companies and banks. Such awards are granted to the Corporation's investment professionals and are based on results measured against market indices which represent standards of investment performance regularly used by investment analysts to compare and analyze the performance of investment professionals responsible for managing a particular asset class. None of these plans' formulas were adjusted because of the third quarter charge.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards are made under the Long-Term Stock Incentive Plan. The Long-Term Stock Incentive Plan, which is administered by the Committee, is an omnibus plan and provides stock based awards to eligible employees which include most levels of management as well as the Corporation's executive officers. The Plan was designed in consultation with a nationally-recognized executive compensation consulting firm which periodically provides advice with regard to the ongoing administration of the Plan. Awards granted to executive officers include stock options, performance share awards, restricted stock awards and equity share/convertible debenture awards.

     Stock option awards are based on guidelines that provide for larger awards commensurate with position level and that reflect competitive grant practices within the insurance and financial services industry. Included in this group are two of the six companies which comprise the Standard & Poor's Property and Casualty Index, four additional insurance companies against which the Corporation has over time compared itself, as well as five banking institutions reflecting the fact that the Corporation, while principally engaged in the business of insurance, also operates generally within the financial services industry. The number of option shares granted to an executive in any year may vary based upon the most recent assessment of the executive's performance.

     Performance share awards are generally granted annually and are earned based on earnings per share targets or other selected corporate financial goals for three year performance periods. As with options, the number of performance shares granted is based on position level and the executive's most recent level of performance. Payment values are dependent on the Corporation's stock price at the end of the performance period, thus linking executives' interests directly with Shareholders, as well as the achievement of selected corporate financial goals. In 1993, a performance goal was established for the three year performance period ending in 1995 reflecting a cumulative operating earnings per share target for such period.

     Restricted stock awards are generally granted as an alternative to performance shares to a limited number of executive officers in positions requiring specialized skills and knowledge that do not entail the broad management responsibilities most appropriately tied to performance share grants.

     With respect to equity share/convertible debenture awards, the Committee approves a profit participation pool which historically has been less than one-half of one percent of the Corporation's operating income above a ten percent return on beginning equity. Certain percentage amounts of the pool are allocated to selected senior corporate executives based on their potential performance and long range contribution to the Corporation. As a consequence of their participation in this program, these executives are subsequently granted approximately 20% fewer stock options and performance share grants than they otherwise would have received pursuant to established guidelines. Awards earned are paid in the form of subordinated convertible debentures which are fully forfeitable upon termination of employment within five years of issue for any reason except death, disability or retirement.

     For the reasons set forth above and because these awards are intended to measure long-term performance, performance share and equity share awards earned for periods ended December 31, 1993 were calculated by eliminating the effect of the third quarter charge in determining operating income.

CEO COMPENSATION

     Mr. O'Hare is a participant in all of the aforementioned components of the compensation program except restricted stock awards. The value of his compensation from each component of the program is a direct reflection of both his individual performance and the Corporation's performance as described below. As was the case with all other employees, Mr. O'Hare's 1993 incentive compensation was determined by reducing or eliminating the effects of the third quarter charge.

     Mr. O'Hare's salary was reviewed in March 1993 under the Corporation's normal merit guidelines. Based upon the Committee's judgment that his performance was excellent during the 15 month review period, Mr. O'Hare received an increase of 5%. The principal performance criteria considered by the Committee were the Corporation's key financial measures such as growth in earnings per share, net income, operating income, return on equity and revenue against established targets. Additional criteria considered were global expansion, industry leadership, corporate citizenship and succession planning.

     Mr. O'Hare's annual cash incentive award for 1993 was $475,000 which represents a decrease of 5% from the incentive award paid for 1992 and is also approximately 30% less than the amount initially considered for Mr. O'Hare after eliminating the effects of the third quarter charge. This decrease is due entirely to the Committee's judgment that reduced award amounts should be paid to executive officers for 1993 reflecting a deterioration in underwriting results during 1993 caused by the third quarter charge. Excluding the third quarter charge, the Corporation achieved a combined loss and expense ratio of 99.0%, which outperformed the combined ratio average of 112.5% for the industry comparison group referred to above under the discussion concerning Annual Cash Compensation. In addition, excluding the third quarter charge, the Corporation slightly exceeded its net income (as defined) goal and also achieved an operating earnings return on equity of 12.9% which surpassed the industry comparison group's average of 5.4%. The Committee determined that Mr. O'Hare's leadership skills and financial management talent contributed substantially to these results and reflected this in the incentive award paid to him.

     In June 1993, Mr. O'Hare was granted 4,000 performance shares for the three year performance period ending December 1995 as well as stock options for 12,000 shares. The Committee recognized that the Corporation experienced superior financial performance in 1992 as measured by, among other things, the principal performance criteria described above. The Committee decided to award grants that were highly competitive within the insurance and financial services industry described above under the general discussion concerning Long-Term Incentive Awards. Each of the grants is near the top of the grant guideline range which the Committee has established for Mr. O'Hare's position (after taking into account the approximately 20% reduction due to Mr. O'Hare's participation in the equity share/convertible debenture award).

     With respect to performance shares granted in June 1991 for the three year performance period which ended December 1993, excluding the third quarter charge, the cumulative earnings per share during this performance period was slightly below the target established by the Committee in 1991. On this basis, Mr. O'Hare earned performance shares having a value of $250,113 compared with the performance share award payment made last year of $478,400.

     Based on the Corporation's operating income (excluding the effect of the third quarter charge), Mr. O'Hare was paid a gross equity share award of $173,992 for 1993 results. This compares with his gross 1992 equity share award of $144,572. After applying appropriate tax withholding, the net amount of the award was reflected in the issuance to Mr. O'Hare of a ten year subordinated convertible debenture in the amount of $90,476 bearing annual interest of 5.87%. The Committee believes that the percentage of the profit participation pool granted to Mr. O'Hare reflects his contribution to the Corporation's results and directly relates to the financial interests of Shareholders, management and employees.

     Total compensation reported for Mr. O'Hare for 1993, including payment of performance shares for the three year cycle ended December 31, 1993, was $1,768,616 which is 11% less than his corresponding 1992 total compensation of $1,995,553.

     The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who constitute the Organization & Compensation Committee:

Robert V. Lindsay (Chairman)     Joel J. Cohen
G. G. Michelson                  Lawrence M. Small
                  Richard D. Wood

                                PENSION PROGRAM

     Eligible employees of the Corporation and certain of its subsidiaries participate in The Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (the "Pension Plan"). As in effect during 1993, the Pension Plan provides to each such employee annual retirement income beginning at age 65 equal to the product of (x) the total number of years of participation in the Pension

Plan (but not more than 35 years) and (y) the difference between (i) 1 3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid ("final average earnings") and (ii) an amount related to the employee's primary Social Security benefit.

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The Board of Directors adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA which will provide annual payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between (a) the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Code, and (b) the maximum annual benefits to which such persons are entitled under the Pension Plan by reason of such limitations.

     The table which follows shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the "Pension Program"). The retirement benefits shown are based upon retirement at the age of 65 and computed on the basis of straight life annuity benefits. Such benefits, as shown in the following table, are subject to an offset of an amount related to the primary Social Security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

             ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE AT AGE 65
                          STRAIGHT LIFE ANNUITY BASIS
                        TO AN EMPLOYEE RETIRING IN 1994

                                                 YEARS OF CREDITED SERVICE
   FINAL                    -------------------------------------------------------------------
  AVERAGE                                                                               35 OR
 EARNINGS                      15             20             25             30          MORE
- -----------                 --------       --------       --------       --------     ---------
$   100,000 ............... $ 26,250       $ 35,000       $ 43,750       $ 52,500     $  61,250
    200,000 ...............   52,500         70,000         87,500        105,000       122,500
    300,000 ...............   78,750        105,000        131,250        157,500       183,750
    400,000 ...............  105,000        140,000        175,000        210,000       245,000
    500,000 ...............  131,250        175,000        218,750        262,500       306,250
    600,000 ...............  157,500        210,000        262,500        315,000       367,500
    700,000 ...............  183,750        245,000        306,250        367,500       428,750
    800,000 ...............  210,000        280,000        350,000        420,000       490,000
    900,000 ...............  236,250        315,000        393,750        472,500       551,250
  1,000,000 ...............  262,500        350,000        437,500        525,000       612,500
  1,100,000 ...............  288,750        385,000        481,250        577,500       673,750
  1,300,000 ...............  341,250        455,000        568,750        682,500       796,250
  1,500,000 ...............  393,750        525,000        656,250        787,500       918,750
  1,600,000 ...............  420,000        560,000        700,000        840,000       980,000
  1,700,000 ...............  446,250        595,000        743,750        892,500     1,041,250

     Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), overtime and awards under the Annual Incentive Plan (1984), the Bellemead Incentive Plan, the Chubb Life Incentive Plan, the Investment Department Incentive Plan and the Profit Sharing Plan (1987) in the year paid rather than the year earned and, effective January 1, 1992, includes awards under the Bellemead Profit Sharing Plan and the Chubb Life Profit Sharing Plan.

     With respect to the individuals named in the Summary Compensation Table on page 14, Messrs. Chubb, O'Hare, O'Reilly, Smith and Swope have 34, 26 1/2, 23, 35 and 29 years of credited service, respectively, and their 1993 remuneration for purposes of the Pension Program was $489,001, $1,228,270, $443,178, $812,308
and $385,302, respectively. Upon reaching age 65, pursuant to the terms of the plan, Mr. Smith received a lump sum payment of his accrued benefit under the benefit equalization plan on December 1, 1993.

EXECUTIVE SEVERANCE AGREEMENTS

     Pursuant to a recommendation by the Organization & Compensation Committee and authorization by the Board of Directors, the Corporation has in force severance agreements with five executive officers of the Corporation. Each agreement becomes operative only upon a "Change in Control" that occurs when the officer is in the employ of the Corporation. Under the agreements, a "Change in Control" occurs if (a) following a tender or exchange offer for voting securities of the Corporation, a proxy contest for election of the directors, or a merger or consolidation or sale of all or substantially all of its business or assets, its directors immediately prior to such event cease to constitute a majority of the Board of Directors when such event occurs or within one year thereafter or (b) any person or group acquires 25% or more of the outstanding voting securities of the Corporation without prior approval by a majority of the directors then in office. Such agreements have an initial term of two years and are automatically extended for successive two-year periods unless the Corporation gives one year's prior notice that it is terminating an agreement at the end of the then current two-year period.

     If a change in control occurs and the officer's employment with the Corporation terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the officer except for Good Reason), the officer becomes entitled to the severance benefits described below. Termination for "Good Reason" means termination because of, among other things, the involuntary assignment of such officer to duties inconsistent with his position prior to such change in control; reduction of the officer's base salary or bonus; the Corporation acting with adverse effect upon the officer's benefits under any benefit plans in which he is participating at the time of such change in control; or a determination made by the officer in good faith that as a result of such change in control the officer cannot discharge his duties effectively.

     Upon such termination, the officer's severance benefits shall equal a multiple of the sum of (i) one year's salary at the annual rate in effect at the time of the change in control and (ii) the average of the officer's annual awards under the Corporation's, Bellemead's and Chubb Life's incentive compensation plans for the three years preceding such change in control. The multiple is four in the case of Mr. O'Hare and two in the case of the other officers. Also, the Corporation must maintain in force the insurance and disability benefits available to the officer immediately prior to the change in control, or their equivalents, for two years after such termination or until the earlier commencement of new, full-time employment by the officer. The officer is not required to mitigate the amount of any payments by seeking other employment. The Corporation must pay all legal fees and expenses incurred by the officer as a result of such termination, including any incurred in seeking to enforce the severance agreement.

     As of March 7, 1994, payments to the officers with whom the Corporation has severance agreements would have been as follows: Mr. Percy Chubb, III, $1,022,867; Mr. Donn H. Norton, $756,667; Mr. Dean R. O'Hare, $5,023,200; Mr.
Richard D. Smith, $1,704,400; and Mr. John F. Swope, $764,000. The Corporation does not believe that payment of these amounts would have a material adverse effect on the financial or operating condition of the Corporation. The Stock Option Plan (1984) and the Long-Term Stock Incentive Plan both contain provisions triggered by a Change in Control of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization & Compensation Committee is composed of Messrs. Lindsay (Chairman), Cohen, Small and Wood and Mrs. Michelson. No current or former officers or employees of the Corporation or any of its subsidiaries served on the Organization & Compensation Committee and no executive officer of the Corporation has served on the compensation committee of another corporation.

     Mr. Joel J. Cohen is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which firm provides securities brokerage services to the Corporation and its subsidiaries. During 1993, the Corporation and its subsidiaries paid commissions to DLJ in the amount of $305,000 in connection with securities transactions. In addition, certain subsidiaries of the Corporation participate as limited partners in an investment partnership (the "Partnership") of which DLJ Merchant Banking Inc. is the managing general partner. At December 31, 1993, subsidiaries of the Corporation had invested approximately $10,089,000 in the Partnership. Regular operating expenses of the Partnership allocated to the Corporation's subsidiaries in 1993 were approximately $127,000.

     Mr. Lawrence M. Small is President and Chief Operating Officer of Fannie Mae. The Corporation and its subsidiaries purchase, in the ordinary course of business, debt securities guaranteed by Fannie Mae. The largest amount of these investments held by the Corporation and its subsidiaries at any time during 1993 was $665,173,000 and the income earned by the Corporation and its subsidiaries on such investments during 1993 was $46,678,000.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

TRANSACTIONS WITH DIRECTORS AND THEIR ASSOCIATES

     Messrs. Cohen and Small, members of the Corporation's Organization & Compensation Committee, are affiliated with organizations that did business with the Corporation and its subsidiaries during 1993. See "Compensation Committee Interlocks and Insider Participation."

     Mrs. Ernesta G. Procope is President of E. G. Bowman Co., Inc., an insurance brokerage firm licensed in the State of New York, which firm maintains brokerage accounts with Chubb & Son Inc., the manager of the Corporation's property and casualty insurance subsidiaries, and in connection therewith received from Chubb & Son Inc. in 1993 an aggregate of $326,000 in commissions on insurance premiums of $2,069,000 written by such subsidiaries.

     Sir David G. Scholey is Chairman of S. G. Warburg Group plc, an investment banking firm, which through its affiliate companies during 1993 provided certain securities transaction services and currency exchange services to the Corporation. During 1993, the Corporation and its subsidiaries paid commissions and fees to affiliate companies of the S. G. Warburg Group plc in the amount of $84,000 in connection with such securities and currency exchange transactions.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

     In 1993, various subsidiaries of the Corporation had transactions in the ordinary course of their business with certain Directors and officers of the Corporation and their associates in connection with policies of insurance issued to them by such subsidiaries. All employees of the Corporation and certain of its subsidiaries are offered the opportunity to obtain property and casualty personal insurance from various subsidiaries of the Corporation at a price representing a maximum discount of 10% from the normal price.

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

     The Corporation has relationships with insurance companies which are subsidiaries of Sun Alliance Group plc, an insurance holding company organized under the laws of England (collectively, the "Sun Group"). As reported, the Sun Group as of March 7, 1994 was the beneficial owner of approximately 5.1% of the Corporation's Common Stock, acquired solely for the purpose of investment.

     The Corporation's property and casualty insurance subsidiaries reinsure approximately 14% of their United States insurance business on a quota share basis with one of the Sun Group companies. In 1993, this Sun Group company's premiums earned arising from such reinsurance were $457,321,000. Pursuant to the contract which governs the relationship, this Sun Group company pays to the Corporation's property and casualty insurance subsidiaries an override commission and a profit commission, the latter determined by the prior year's results of that business. Such payments were $7,882,000 and $2,453,000, respectively, in 1993. Pursuant to an agreement effective January 1, 1992, Chubb & Son Inc. provides staff for several of the Sun Group companies on a cost reimbursement basis. The amount of the cost reimbursement for 1993 under this agreement was approximately $434,000.

     A wholly-owned subsidiary of the Corporation assumes reinsurance from members of the Sun Group with respect to certain of the Sun Group's property and casualty insurance business. Assumed reinsurance premiums earned from this business amounted to $170,131,000 for the year 1993. Members of the Sun Group receive profit commissions which are determined by the results of that business. In 1993, no profit commission payments were made.

     The Corporation's property and casualty insurance subsidiaries entered into a stop loss reinsurance agreement with a subsidiary of the Sun Group, effective year end 1985, relating to medical malpractice loss reserves. The agreement provides that the Sun Group will pay up to $285,000,000 of losses and loss adjustment expenses for this discontinued class of business in excess of the initial $225,000,000 to be paid by the property and casualty insurance subsidiaries subsequent to December 31, 1985. In 1993, the property and casualty subsidiaries recovered $9,667,000 of loss and loss adjustment expenses from the Sun Group under this agreement. The agreement provides for contingent profit sharing payments to the property and casualty insurance subsidiaries computed as of December 31, 1990, December 31, 1992 and December 31, 1994. Based on the profit sharing computation as of December 31, 1992, the property and casualty insurance subsidiaries received $18,479,000 in January 1993. The agreement also provides that the property and casualty insurance subsidiaries may elect to commute the remaining liability as of December 31, 1995. In August 1993, the Corporation announced the intention of the property and casualty subsidiaries to exercise this election. The commutation will result in a return premium of approximately $125,000,000, which was recognized in 1993.

     A wholly-owned subsidiary of the Corporation has entered into a joint venture with one of the Sun Group companies to market homeowners insurance to customers in the United Kingdom. Each of the subsidiary's and Sun Group company's premiums earned from this joint venture were approximately $750,000 in 1993. Additionally, in the regular course of their international business, the Corporation's property and casualty insurance subsidiaries may and do assume and cede reinsurance to and from members of the Sun Group, as they do with other insurers on similar terms and conditions.

     The Corporation believes that such transactions are all on terms as favorable to the Corporation as those available from unrelated third parties.

                   PROPOSAL TO APPROVE THE CHUBB CORPORATION
                   ANNUAL INCENTIVE COMPENSATION PLAN (1994)

INTRODUCTION

     Pursuant to the Corporation's Annual Incentive Compensation Plan (1984) (the "1984 Cash Incentive Plan"), which was adopted by the Board of Directors in March 1984, key employees of the Corporation and its subsidiaries are eligible to receive annual cash bonuses based on achievement by the Corporation of target financial goals and management's assessment of each participant's individual performance during that year. The 1984 Cash Incentive Plan has enabled the Corporation to attract, reward and retain employees whose efforts are largely responsible for the Corporation's overall success. In order to respond to market conditions and to qualify annual cash bonus payments to certain executive officers for favorable tax treatment under newly proposed tax regulations, the Organization & Compensation Committee of the Board of Directors (the "Committee") recommended, and in March 1994 the Board of Directors adopted, subject to Shareholder approval, the amendment and restatement of the 1984 Cash Incentive Plan as the Annual Incentive Compensation Plan (1994) (the "1994 Cash Incentive Plan").

     The principal changes from the 1984 Cash Incentive Plan are as follows. The maximum annual award payable to any participant was increased from 100% of salary to 150% of salary grade midpoint and the maximum award pool available for all participants was increased from 150% to 200% of the target award pool established for the year. These changes were recommended by an independent compensation consulting firm and were based on a comparison of the plan's features with those of similar annual incentive plans within the financial services industry and are designed to enhance the opportunity for rewarding truly superior performance. Also, with respect to the newly proposed regulations under Section 162(m) of the Internal Revenue Code, in addition to establishing a maximum award of $1,500,000 for "covered employees", the 1994 Cash Incentive Plan also limits awards to "covered employees" to amounts payable based on objective criteria established at the outset of the year for which the award is made.

SUMMARY OF THE 1994 CASH INCENTIVE PLAN

     The following summary of the 1994 Cash Incentive Plan is qualified in its entirety by reference to the complete text of the 1994 Cash Incentive Plan, which is attached to this Proxy Statement as Exhibit A.

     The Committee is authorized to administer the 1994 Cash Incentive Plan in accordance with its terms. Each year, the Committee selects participants from the officers and key employees of the

Corporation and its subsidiaries. The Committee establishes target awards for the year by salary grade or other standards and establishes a target award pool which is the sum of the target awards for such year for all participants. The Committee also establishes target financial goals for such year under which from 25% to 200% of the target award pool can become available for payment.

     Target awards are based on the Corporation's combined loss and expense ratio ("combined ratio") and net income, which is investment income arising from the property and casualty insurance business and underwriting profit or loss from that business, and a comparison of the combined ratio and return on equity with those of key competitors.

     After the close of the fiscal year, the Committee determines what part of the target award pool is available for payment based on the achievement of the target financial goals. The Committee then, based on these results and upon management's assessments of each participant's individual performance during the year, determines what part, if any, of the participant's target award shall be paid. The Committee is under no obligation to pay all of the available target award pool for a year and in no event can the total amount paid under the 1994 Cash Incentive Plan for a year exceed 200% of the target award pool for such year. In addition, no participant may receive, pursuant to the 1994 Cash Incentive Plan, an amount equal to more that 150% of the participant's salary grade midpoint for the year, nor can any participant who is a "covered employee" under Section 162(m) of the Internal Revenue Code receive an award under this Plan greater than $1,500,000.

     All payments under the 1994 Cash Incentive Plan are made in cash as soon as practicable after the close of a fiscal year, except that under uniform rules established by the Committee, participants may be given the opportunity to defer such payments.

     While the benefits to be paid for 1994 and future years have not yet been determined by the Committee, the following table shows the amounts paid for 1993 under the existing 1984 Cash Incentive Plan:

NAME AND PRINCIPAL POSITION                                               AMOUNT PAID
- -----------------------------------------------------------------------   ------------
Dean R. O'Hare.........................................................    $  475,000
  Chairman and Chief Executive Officer
Richard D. Smith.......................................................       325,000
  President
Percy Chubb, III.......................................................       160,000
  Vice Chairman
John F. Swope (1)......................................................             0
  Executive Vice President
Michael O'Reilly (1)...................................................             0
  Senior Vice President
All current executive officers as a group..............................     1,828,600
  (16 persons including those named above)
All employees as a group...............................................    13,280,350

- ------------

(1) Messrs. Swope and O'Reilly are not participants in the 1984 Cash Incentive Plan.
                            ------------------------

     The affirmative vote of a majority of the shares of Common Stock of the Corporation represented and voting at the Annual Meeting is required for approval of the proposal to adopt the 1994 Cash Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 1994 CASH INCENTIVE PLAN.

                            APPROVAL OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, recommends for approval by the Shareholders the selection of Ernst & Young as the independent auditors of the Corporation for the year 1994. Ernst & Young has acted as such auditors for the Corporation for many years.

     In addition to its principal service of auditing the financial statements of the Corporation and its subsidiaries, Ernst & Young provided certain non-audit services for the Corporation and its subsidiaries during 1993, and such services were approved by the Audit Committee. In approving such services, the

Audit Committee determined that the nature of the services and the estimated fees to be charged would have no adverse effect on the independence of the auditors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

           VOTING, SOLICITATION OF PROXIES AND SHAREHOLDER PROPOSALS

     The Proxy, if returned properly executed and not subsequently revoked by written notice delivered to the Secretary of the Corporation, will be voted in accordance with the choice made by the Shareholder with respect to the proposals listed thereon. If a choice is not made with respect to such proposals and authority to vote for Directors is not withheld, the Proxy will be voted in favor of such proposals and will be voted for the election of Directors as described under "Election of Directors" above.

     Under New Jersey law and the Corporation's By-Laws, each share of Common Stock outstanding on the record date is entitled to one vote at the Annual Meeting of Shareholders, and the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes constitutes a quorum. Votes are tabulated by the Corporation's transfer agent using the transfer agent's automated system. Under New Jersey law, Directors are elected by a plurality of the votes cast at the meeting. The approval of the other proposals at the meeting requires the affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the meeting. Proxies submitted with abstentions and broker non-votes are included in determining whether or not a quorum is present. Votes withheld for the election of Directors have no impact on the election of Directors, except that votes withheld may result in another individual receiving a higher number of votes. Abstentions and broker non-votes are not counted in tabulating the number of votes cast on other proposals presented to Shareholders.

     The Board of Directors is aware of no matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the Shareholders arise, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment.

     The cost of this solicitation of proxies is being borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may use the services of one or more Directors, officers or other regular employees of the Corporation (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons and the Corporation will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, the Corporation has retained Georgeson & Company Inc., New York, New York, to aid in the solicitation of proxies by mail, in person and by telephone for a fee which is estimated not to exceed $11,000 plus out-of-pocket expenses.

     Proposals by Shareholders intended to be presented at the 1995 Annual Meeting must be received by the Corporation no later than November 15, 1994 in order to be qualified for inclusion in the Corporation's Proxy Statement and form of proxy for such meeting.

                      By order of the Board of Directors,

                                           HENRY G. GULICK
                                              Vice President and Secretary

March 15, 1994

                                                                       EXHIBIT A

                             THE CHUBB CORPORATION

                   ANNUAL INCENTIVE COMPENSATION PLAN (1994)

     1. PURPOSE. The purpose of The Chubb Corporation Annual Incentive Compensation Plan (1994) (the "Plan") is to provide The Chubb Corporation (the "Company") and its subsidiaries with an effective means of attracting, retaining and motivating officers and other key employees and to provide them with incentives to enhance the growth and profitability of the Company.

     2. EFFECTIVE DATE OF THE PLAN. Subject to the approval of the Shareholders of the Corporation, the Plan shall become effective as of January 1, 1994.

     3. ADMINISTRATION. The Plan shall be administered by the Organization & Compensation Committee (the "Committee") of the Board of Directors of the Company. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

     4. ELIGIBILITY. Incentive Compensation awards under the Plan for any fiscal year of the Company ("Fiscal Year") may be granted to those employees and officers (including officers who are directors) of the Company and its subsidiaries ("Participants"), who shall be selected by the Committee after consideration of management's recommendations. Subsidiaries shall mean any business entity in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

     5. ANNUAL INCENTIVE POOL DETERMINATION. As soon as practicable either before or after the beginning of each Fiscal Year, the Committee shall designate a list of Participants for such Fiscal Year, designate target awards by salary grade or such other standard determined by the Committee and establish a target award pool, which shall be the sum of target awards for all Participants. The Committee shall also determine target financial goals for the year, which shall be based on the Company's combined loss and expense ratio ("combined ratio") and net income and a comparison of the combined ratio and return on equity with those of key competitors, and construct a schedule around such goals that would result in the earning of from 25% to 200% of the target award pool depending upon what percentage or percentages of the financial goals were achieved. As soon as practicable after the end of the Fiscal Year, the Committee shall determine the percentage of the target award pool available for payment based upon such schedule and after considering management's recommendations, if any, that the effect of unusual items on the financial results for such Fiscal Year be excluded from the calculations, provided, however, that no such adjustment in the calculations shall be applied to any participant determined by the Committee (i) to be a covered employee as defined in Section 162(m) of the Internal Revenue Code for the preceding Fiscal Year or (ii) likely to be such a covered employee for the current Fiscal Year (hereafter both referred to as a "Covered Employee").

     6. AWARD DETERMINATION. As soon as practicable after the end of the Fiscal Year, the Committee shall approve incentive award payments to Participants which are based both on the size of the target award pool available and upon management's assessment of the Participant's individual performance during the Fiscal Year, but in no event may a Participant's approved award payment exceed 150% of the Participant's salary grade midpoint for the Fiscal Year and in no event may the Committee increase an award to a participant deemed to be a "Covered Employee" over such amounts payable based on the objective criteria established at the outset of the Fiscal Year for which the award is made, nor shall the maximum award payable to any such "Covered Employee" exceed $1,500,000. The Committee shall have no obligation to pay out all of the award pool for a Fiscal Year, but in no event can the total amount paid exceed 200% of the target award pool for such Fiscal Year. Except as provided in Section 8 with respect to deferred awards, Participants must be employed by the Company or one of its subsidiaries as of the payment date under Section 7 to be eligible for award payments, provided, that if the Participant's employment is terminated prior to the payment date by reason of death, retirement on or after the Participant's Normal Retirement Date under the Company's Pension Plan, disability (as defined in such Pension Plan), or any other reason with the consent of the Committee, the Committee, in its sole discretion, may provide for an award payment to that Participant or the Participant's Designated Beneficiary, if applicable.

     7. FORM OF PAYMENT. All awards approved by the Committee for payment, unless deferred under Section 8, shall be paid in cash as soon as practicable after the end of the Fiscal Year.

     8. DEFERRALS. (a) From time to time, Participants may be offered the opportunity to defer receipt of all or a portion of their award, if any. Whether a deferral opportunity shall be offered for awards granted hereunder for a Fiscal Year shall be determined by the Committee in its sole discretion provided that any such opportunity, if made available with respect to awards for a Fiscal Year, shall be offered under uniform rules applicable to all Participants. Any election to defer shall be made prior to the beginning of the award year except for the first year the Plan is in effect. Deferrals must be for increments of 10% of the potential award which may be granted to a Participant.

     (b) Deferred awards are not forfeitable and will be paid after termination of employment. Deferred awards payable under this Plan shall not be funded but will constitute the general obligations of the Company.

     (c) At the same time the Participant elects to defer all or a portion of an award, the Participant shall also elect whether the deferred funds shall be credited with an interest equivalent amount or shall be allocated to an insured income benefit program. Deferred awards not allocated to an insured income benefit program shall receive a quarterly interest equivalent up to the time of final payment at a rate set from time to time by the Committee. The sum of the award plus all interest equivalents shall be paid out in a lump sum or in up to fifteen installments as specified by the Participant at the same time the deferral election was filed.

     (d) The Committee may approve for early payment all or a portion of a Participant's deferred awards in case of financial hardship, as determined by the Committee.

     (e) If a Participant's employment is terminated by reason of death, retirement on or after the Participant's Normal Retirement Date under the Company's Pension Plan, disability (as defined in such Pension Plan), or any other reason with the consent of the Committee, deferred awards will be paid out in a lump sum or in installments as designated by the Participant on the deferral election form, provided, however, the Committee shall have the ability to accelerate installments in the event of disability and provided further, that in the event of the Participant's death, the Designated Beneficiary may request that the Committee approve that payments due hereunder with respect to such Participant shall be made under a method different than the method designated by the Participant. If employment is terminated for any other reason, the Participant shall receive a lump sum distribution of such Participant's deferred awards.

     (f) The Committee shall have the right to terminate or limit the right of Participants to continue the previously elected deferral of an award for any Fiscal Year if the Committee in its sole discretion shall determine at any time that such continued deferral has become inadvisable because of changes in the Federal tax laws or any other circumstances which, in the judgment of the Committee, jeopardize the ability of the Company to appropriately finance the deferral of such award. In such event, all affected amounts, including such amounts previously credited as interest equivalents (or, if such affected amount had previously been deferred and allocated to an insured income benefit program, the amount deferred plus the interest equivalent amount that would have been credited on such deferred amount had it not been allocated to an insured income benefit program) shall be paid to the Participant as soon as practicable after the Committee's determination.

     9. MISCELLANEOUS. The following miscellaneous provisions are applicable to this plan:

     (a) Except in the event of the death of a Participant, the rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred.

     (b) No employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or other person any right to be retained in the employ of the Company.

     (c) The Company shall have the right to deduct from all payments made under the Plan any taxes required by law to be withheld with respect to such payments.

     (d) The Plan shall be construed in accordance with and governed by the laws of the State of New York.

     (e) Each Participant shall designate in a manner determined by the Committee a beneficiary (the "Designated Beneficiary") to receive payments due hereunder in the event of such Participant's death. If no Designated Beneficiary survives the Participant, it shall be the surviving spouse of the Participant or, if there is no surviving spouse, it shall be the estate of the Participant.

     10. TERMINATION. The Board of Directors of the Company may amend, suspend, or terminate any or all provisions of the Plan at any time, provided that no such amendment, suspension or termination shall adversely affect, without the Participants' consent, any awards previously granted to them.

     11. OTHER PLANS OR PAYMENTS. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Company or any subsidiary, to establish any other deferred compensation plan or as in any way limiting their authority to pay bonuses or other supplemental compensation to any persons employed by the Company or a subsidiary, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

                                                        NOTICE OF

                                                     ANNUAL MEETING

                                                           AND

                                                     PROXY STATEMENT

                                                    Annual Meeting of

                                                      Shareholders

                                                     April 26, 1994

                                                         [LOGO]

                                                  THE CHUBB CORPORATION

                                    PROXY

                            THE CHUBB CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
              THE CORPORATION FOR ANNUAL MEETING APRIL 26, 1994


The undersigned shareholder of THE CHUBB CORPORATION (the "Corporation") acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement each dated March 15, 1994 and the undersigned revokes all prior proxies and appoints DEAN R. O'HARE, HENRY G. GULICK AND PHILIP J. SEMPIER, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 11:00 a.m. on April 26, 1994 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

                 Election of Directors, Nominees:

                 John C. Beck, Percy Chubb, III, Joel J. Cohen, Henry U. Harder, Robert V. Lindsay, Thomas C. MacAvoy, Gertrude G. Michelson, Dean R. O'Hare, Ernesta G. Procope, Warren B. Rudman,
                 Sir David G. Scholey, CBE, Lawrence M. Small, Richard D. Smith, Robert G. Stone, Jr. and Richard D. Wood.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                    SEE REVERSE
                                                                        SIDE






/X/ PLEASE MARK YOUR
    VOTES AS IN THIS                                                      1816
    EXAMPLE.

  THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    THE BOARD OF DIRECTORS OF THE CHUBB CORPORATION RECOMMENDS A VOTE FOR:

1. Elections of Directors (see reverse)
      FOR      WITHHELD
      / /        / /
For except vote withheld from the following nominee(s)

2. Approval of Ernst & Young as the independent auditors of the Corporation

      FOR      AGAINST     ABSTAIN
      / /        / /         / /

3. Approval of The Chubb Corporation Annual Incentive Compensation Plan (1994)

      FOR      AGAINST     ABSTAIN
      / /        / /         / /


SIGNATURE(S)__________________________________  DATE__________________
NOTE: Please sign name as printed hereon. Joint owners should each sign. When signing as attorney, administrator, executor, guardian or trustee, please give title as such.